Exhibit 6.4

UNSECURED DEMAND PROMISSORY NOTE

US$ 97,078	June 30, 2016

Name(s):        Dubuc Motors Inc.

Address:        1370 Willow Road, Menlo Park, CA 94025

                      (Hereinafter referred to as the Borrower)

Name(s):         Mario Dubuc and Mihalis Kakogiannakis
Address:         3000 Watt # 12, Québec City, QU, G1X 3Y8

                       (Hereinafter together referred to as the Lender)

For value received, the Borrower hereby unconditionally promises to pay to the order of the Lender:

(a)    the principal sum of Ninety-Seven Thousand and Seventy-Eight Canadian Dollars ($97,078.00) (advances made as of June 30, 2016); and

(b)   the aggregate unpaid principal balance of all advances made by the Lender as recorded on Schedule A - Advances and Payments of Principal attached to this note, or on any attachment, that may be made after June 30, 2016.

This note is issued to evidence advances by the Lender to the Borrower as a result of paying certain expenses of the Borrower from time to time.

Additional Advances. The Borrower authorizes the Lender to record on the Schedule attached to this Note or on any attachment to this Note, all advances, repayments, prepayments, and unpaid principal balance from time to time.

The undersigned agrees that in the absence of manifest error the record kept by the Lender on this note or any attachment shall be conclusive evidence of the matters recorded, provided that the failure of the Lender to record or correctly record any amount or date shall not affect the obligation of the undersigned to pay the outstanding principal amount of the advances and interest in accordance with the Loan Agreement.

Term: Principal and any accrued but unpaid interest under this Note shall be due and payable upon demand by the Lender.

Interest Rate.  No interest.

Place of Payment: Payment shall be made at the above stated address of the Lender or at such place as may be designated in writing by the Lender or holder of this Note. For ease of payment, the Borrower may exercise the option to effect payment by direct deposit or electronic transfer of funds into the account of the Lender as specified in writing.

Event of Default.  The occurrence of the following events shall constitute an event of default (Event of Default):

(a)    Any failure by the Borrower to pay when due all or any principal or interest hereunder and the continuance of such default for a period of five (5) business days; or

(b)   If the Borrower:

(i)        admits in writing its inability to pay generally its debts as they mature, or

(ii)      makes a general assignment for the benefit of creditors, or

(iii)    is adjudicated a bankrupt or insolvent, or (iv) files a voluntary petition in bankruptcy, or

(iv)    takes advantage, as against its creditors, of any bankruptcy law or statute of the United States or any state or subdivision thereof now or hereafter in effect, or

(v)      has a petition or proceeding filed against it under any provision of any bankruptcy or insolvency law or statute of the United States or any state or subdivision thereof, which petition or proceeding is not dismissed within sixty (60) days after the date of the commencement thereof, or

(vi)    has a receiver, liquidator, trustee, custodian, conservator, sequestrator or other such person appointed by any court to take charge of its affairs or assets or business and such appointment is not vacated or discharged within sixty (60) days thereafter, or

(vii)  takes any action in furtherance of any of the foregoing; or

(viii)any liquidation, dissolution or winding up of the Borrower or its business.

Remedies: If any Event of Default shall occur, at the option of the Lender upon notice to the Borrower, the outstanding principal amount of, and all unpaid accrued interest on, this Note shall become immediately due and payable, except that in the case of an Event of Default of the type described in Event of Default (b) above, such acceleration shall be automatic and not optional on the part of the Lender. In addition, the Lender shall have the rights and remedies available at law, in equity, or otherwise.

Except as may be prohibited by applicable law, all of the Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. The Lender’s election to pursue any remedy shall not exclude pursuit of any other remedy.

Transfer: The Lender may transfer this Note to another holder without notice to the Borrower and the Borrower agrees to remain bound to any subsequent holder of this Note under the terms of this Note.

Replacement of Note: The Borrower agrees to execute a new Note with the same terms and conditions and remaining value in the event that this Note is lost, stolen, or mutilated. The Lender shall release the Borrower of all obligations under the lost, stolen, or mutilated Note in lieu of a replacement new Note.

Borrower's Waiver: The Borrower waives presentment for payment, notice of non-payment, offset, protest, and notice of protest and agrees to remain fully bound until this Note is paid in full.

Lender's Indulgence: No relaxation, indulgence, waiver, release or concession of any terms of this Note by the Lender on one occasion shall be binding unless in writing and if granted shall not be applicable to any other or future occasion.

Binding Effect: The terms of this Note shall be binding upon the Borrower’s successors and shall accrue to the benefit and be enforceable by the Lender and his/her successors, legal representatives and assigns.

Jurisdiction: This Note shall be construed, interpreted and governed in accordance with the laws of the State of Delaware and should any provision of this Note be judged by an appropriate court of law was invalid, it shall not affect any of the remaining provisions whatsoever.

General:

(a)    Where appropriate words signifying one gender shall include the others and words signifying the singular shall include the plural and vice versa.

(b)   Paragraph headings are for convenience of reference only and are not intended to have any effect in the interpretation or determining of the rights or obligations under this Note.

Signed at: Montreal, Québec.

Effective Date: June 30, 2016

DUBUC MOTORS INC. /s/ Mario Dubuc

Mario Dubuc, CEO

SCHEDULE A
ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notes
11/27/15	$22,507.38	$0	$22,507.38	Atlier Made Devis
01/19/16	$930.00	$0	$23,437.38	CorpoMax
01/20/16	$972.95	$0	$24,410.33	Jesse McQuillan
01/22/16	$2,306.96	$0	$26,717.29	CNW Telbec
01/26/16	$70.00	$0	$26,787.29	Silicon Valley Pad
01/30/16	$312.00	$0	$27,099.29	Shopify Inc.
02/01/16	$3,500.00	$0	$30,599.29	The Silver Telegram
02/01/16	$2.500.00	$0	$33,099.29	Red Cup Agency
02/04/16	$500.00	$0	$33,599.29	Aurora’s Milagro Inc. (Dawn’s…)
02/15/16	$83.30	$0	$33,682.59	Silicon Valley Pad
02/23/16	$15,000.00	$0	$48,682.59	C.O. Enterprises LLC (Agency 2.0)
03/15/16	$73.50	$0	$48,756.09	Silicon Valley Pad
04/15/16	$73.50	$0	$48,829.59	Silicon Valley Pad
05/02/16	$6,827.75	$0	$55,657.34	Venture Law Corporation
05/02/16	$15,000.00	$0	$70,657.34	C.O. Enterprises LLC (Agency 2.0)
05/11/16	$1,439.47	$0	$72,096.81	CNW Telbec
05/13/16	$100.00	$0	$72,196.81	Cash Deposit to Bank Account
05/15/16	$73.50	$0	$72,270.31	Silicon Valley Pad
05/15/16	$73.50	$0	$72,343.81	Silicon Valley Pad
05/30/16	$24,734.33	$0	$97,078.14	Facebook Inc.